Exhibit 99.1

Provention Bio Announces Posting of Briefing Documents for FDA Advisory Committee Meeting on Teplizumab

RED BANK, N.J., May 25, 2021 — Provention Bio, Inc., (Nasdaq: PRVB), a biopharmaceutical company dedicated to intercepting and preventing immune-mediated disease, announced today that the U.S. Food and Drug Administration (FDA) posted briefing documents for the May 27, 2021 Endocrinologic and Metabolic Drugs Advisory Committee (EMDAC) meeting to review the Biologics License Application (BLA) for teplizumab, Provention Bio’s investigational drug candidate for the delay of clinical type 1 diabetes (T1D) in at-risk individuals.

The Advisory Committee meeting is scheduled for 9:00 a.m. EST on Thursday, May 27. The briefing materials and the meeting can be accessed at: https://investors.proventionbio.com/events. The Company is not responsible for the content of, nor the statements made in, the briefing materials that were prepared by the FDA.

“We would like to recognize the FDA for their ongoing efforts in the review of the BLA for teplizumab and for convening this Advisory Committee meeting of key endocrinology leaders to discuss the potential merits of teplizumab as the first ever disease modifying therapy for T1D,” stated Ashleigh Palmer, Provention Bio’s CEO. “Additionally, we want to thank all of those throughout the T1D community, who have played a critical role in advancing T1D research and development, through clinical trial participation, advocacy efforts, screening, as well as making their voices heard throughout the process. It is your endless passion and tenacity towards seeking better solutions that has brought us this far, and together we will strive forward working to seek advancements for the lives of patients with T1D.”

On January 4, 2021, Provention Bio announced the FDA filing of the BLA and Priority Review for teplizumab for the delay of clinical T1D in at-risk individuals. Teplizumab has been granted Breakthrough Therapy Designation. Based on the Prescription Drug User Fee Act (PDUFA), the FDA has set an action date for the BLA of July 2, 2021.

The BLA was filed on the pivotal TN-10 Study data that found a single 14-day course of teplizumab delayed clinical disease and insulin-dependence by at least two years in presymptomatic patients with Stage 2 T1D, compared to placebo. Teplizumab was generally well tolerated and the safety data from TN-10 are consistent with previous analyses. The main risks are mechanism-based, transient and predictable including lymphopenia, transaminase elevations, rash and cytokine release events; we believe these events are short-lived and manageable because teplizumab is given as a one course regimen and not chronically.

About Teplizumab (PRV-031):

Teplizumab is an investigational anti-CD3 monoclonal antibody (mAb) with a filed BLA under Priority Review by the FDA for the delay of clinical type 1 diabetes (T1D) in at-risk individuals. More than 800 patients have received teplizumab in multiple clinical studies involving more than 1,000 subjects. In previous studies of newly diagnosed patients, teplizumab consistently demonstrated the ability to preserve beta-cell function as shown by C-peptide, a measure of endogenous insulin production. It correspondingly reduced the need for exogenous insulin use. Teplizumab has been granted Breakthrough Therapy Designation by the FDA and PRIME designation by the European Medicines Administration. Provention is currently also evaluating teplizumab in patients with newly diagnosed insulin-dependent T1D (the Phase 3 PROTECT study).

About Provention Bio, Inc.:

Provention Bio, Inc. (Nasdaq: PRVB) is a biopharmaceutical company focused on advancing the development of investigational therapies that may intercept and prevent debilitating and life-threatening immune-mediated diseases. The BLA for teplizumab, its lead investigational drug candidate, for the delay of clinical T1D in at-risk individuals has been filed by the FDA. The Company's pipeline includes additional clinical-stage product candidates that have demonstrated in pre-clinical or clinical studies proof-of-mechanism and/or proof-of-concept in other autoimmune diseases, including celiac disease and lupus. Visit www.ProventionBio.com for more information and follow us on Twitter: @ProventionBio.

Internet Posting of Information:

Provention Bio, Inc. uses its website, www.proventionbio.com, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation F.D. Such disclosures will be included on the Company's website in the "News" section. Accordingly, investors should monitor this portion of the Company's website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

Forward Looking Statements:

Certain statements in this press release are forward-looking, including but not limited to, statements relating to regulatory review of the BLA submission for teplizumab and the potential approval of teplizumab, the upcoming Advisory Committee meeting, the potential safety and therapeutic effects of our investigational therapies, including teplizumab, and our plans to seek advancements for the lives of patients with T1D. These statements may be identified by the use of forward-looking words such as "believe," "likely," and "may," among others. These forward-looking statements are based on the Company's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to delays in or failure to obtain FDA approvals for teplizumab or other Company product candidates and the potential for noncompliance with FDA regulations; any inability to successfully work with FDA to find a satisfactory solution to address its concerns in a timely manner or at all, including the inability to successfully demonstrate to the FDA, the ultimate decision maker on the matter, adequate PK comparability between the to-be-marketed teplizumab product and the product used in the TN-10 study; any inability to provide the FDA with PK/PD data from our on-going Phase 3 PROTECT study or other data sufficient to support an approval of the BLA for teplizumab; and the risks listed under "Risk Factors" in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2021 and any subsequent filings with the Securities and Exchange Commission. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Provention does not undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law. The information set forth herein speaks only as of the date hereof.

Investor Contact:

Robert Doody, VP of Investor Relations

rdoody@proventionbio.com

484-639-7235

Media Contact:

Lori Rosen, LDR Communications

lori@ldrcommunications.com

917-553-6808